Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Reports Third Quarter Fiscal 2022 Financial Results and Provides Business Update

●	Expands rare cannabinoid portfolio with the addition of CBT and CBDV
●	Strengthens IP with publication of a patent application for novel cannabinoid analogs
●	Advances the pharmaceutical drug development programs in EB, glaucoma and neurodegenerative diseases

Vancouver, BC and South San Francisco, CA – May 13, 2022 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the research, development, manufacturing and commercialization of rare cannabinoids, today announced financial results for the third quarter of the fiscal year 2022 which ended March 31, 2022.

“The third quarter of fiscal 2022 saw noticeable advancements across all of our programs, including commencing sales of the rare cannabinoids CBDV and CBT as raw ingredients for the health and wellness industry,” says Eric A. Adams, InMed President & CEO. “For the remainder of fiscal 2022, we will remain focused on driving our commercial operations by expanding our product portfolio, increasing sales of our existing and new rare cannabinoids, exploring new distribution channels and optimizing our product development and supply chain strategy. We continue to grow revenues and have established a solid platform upon which to build as we commercialize additional high value products. We continue to focus on enhancing our sales and marketing efforts to support increasing demand.”

Business Update

Commercial Activities

In January 2022, InMed announced that it launched B2B sales of cannabicitran (“CBT”) to wholesalers, suppliers and end-product manufacturers in the health and wellness sector via its wholly-owned subsidiary, BayMedica LLC. Subsequent to the quarter end, the Company also commenced sales of the rare cannabinoid cannabidivarin (“CBDV”) in April, marking the third product in the Company’s rare cannabinoid commercial portfolio, which also includes cannabichromene (“CBC”). BayMedica has also begun commercial scale production of its delta-9 dominant tetrahydrocannabivarin (“THCV”) in anticipation of commencing B2B sales. CBDV and THCV are highly anticipated, non-intoxicating rare cannabinoids for which is there is growing interest.

Continuing to build out a robust product portfolio is a strategic priority and the Company currently has several additional high-value rare cannabinoids in various stages of development and commercial manufacturing scale-up.

By establishing a reliable supply of these rare cannabinoids at commercial scale, innovative product manufacturers and consumer brands now have the ability to deliver improved and differentiated products via product line extensions and formulations designed to increase the performance of their products.

In addition to sales of rare cannabinoids as raw ingredients, the Company is also evaluating potential partners and co-development collaborations for novel product development. Formulated cannabinoid products in different delivery forms can help to expand product development options for manufacturers of health and wellness products.

Also following the quarter’s end, BayMedica announced they will be supplying the rare cannabinoid THCV for incorporation into Trokie’s proprietary product formulation. This will then be evaluated in Radicle Science’s “Radicle Energy” study on energy, focus/attention, appetite and weight/body mass index (“BMI”). The study is being conducted to provide valuable third party validation to the use case of THCV. Advancing the scientific research and education of rare cannabinoids is a key part of InMed’s commitment to building the framework that supports the Company’s long-term commercial strategy.

To support our commercial efforts, in February the Company appointed seasoned business executive, Jerry P. Griffin, as VP of Sales and Marketing. Mr. Griffin has a wealth of experience across various markets and with numerous cannabinoid products, and a proven track record as a seasoned sales executive. He has held several senior positions at both privately and publicly held companies including Fortune 500 companies as a strong strategic leader and has the requisite experience to oversee the commercial ramp-up of B2B sales of rare cannabinoids products to the consumer health and wellness market.

Pharmaceutical Development Programs

INM-755 for the treatment of Epidermolysis Bullosa (“EB”)

Enrollment and patient treatment of the Company’s Phase 2 clinical trial, 755-201-EB, of INM-755 (cannabinol) cream in the treatment of EB, commenced in December of 2021 and is expected to complete during the calendar year 2022. An update on the progress of the EB program is expected in the coming weeks.

The 755-201-EB study is designed to enroll up to 20 patients. InMed is evaluating the safety of INM-755 (cannabinol) cream and its preliminary efficacy in treating symptoms and wound healing over a 28-day treatment period. This study marks the first time cannabinol (“CBN”) has advanced to a Phase 2 clinical trial to be investigated as a therapeutic option to treat a disease.

INM-088 for the treatment of glaucoma

The Company recently completed a pre-Investigational New Drug (“pIND”) application discussion with the U.S. Food and Drug Administration (“FDA”) regarding manufacturing, preclinical studies and early clinical development plans for INM-088, a cannabinol (“CBN”) formulation in development for glaucoma. The Company has gained alignment with FDA on the design of the initial Phase 1-2 clinical trial to gather preliminary data on the safety and efficacy of INM-088 treatment. The FDA has provided guidance for the development program based on a summary of the available preclinical data, clinical safety data for CBN from the INM-755 program, study designs for additional IND-enabling preclinical studies, and Chemistry Manufacturing and Controls (“CMC”) information. Management expects to file regulatory applications in the first half of the calendar year 2023, to initiate a human clinical trial.

The Company continues to advance its pre-clinical research on CBN as a treatment for glaucoma. As referenced in a recent international journal, InMed’s research demonstrates that CBN was effective at providing neuroprotection to the retinal ganglion cells and reducing intraocular pressure in glaucoma models and outperforming several other naturally occurring cannabinoids.

New Cannabinoid analogs

In April 2022, the Company announced the publication of a patent application in North America for several cannabinoid analogs. This patent application has broad claims directed to their molecular structure, uses and methods of manufacturing. The patent application covers technology that allows for the creation of libraries of new chemical entities (“NCEs”), which the Company will screen in several in vitro and in vivo models to select therapeutic candidates for advancement. Unlike natural cannabinoids isolated from the plant which are not patentable, these cannabinoid analogs are patentable and may create potential value for the Company.

In addition, the Company also initiated a research collaboration agreement with the Department of Biotechnological and Applied Clinical Sciences, University of L’Aquila (Italy) in the laboratory of Dr. Mauro Maccarrone. Dr. Maccarrone’s lab will be screening the Company’s novel cannabinoid analogs to investigate pharmacological properties and potential therapeutic uses.

Corporate

Today the Company would like to announce that Mr. Bryan Baldasare has joined the Board of Directors effective immediately.

Mr. Baldasare is a well-rounded biotech executive with wealth of experience in finance and accounting, financial planning and analysis, treasury management, commercial operations and mergers and acquisitions. Mr. Baldasare spent over 20 years at Meridian Bioscience, most recently as Chief Financial Officer where during his tenure, grew its revenues by over 500%, developed and launched dozens of new products, expanded into a diversified global business with 15 sites in 10 countries. Mr. Baldasare is currently the CFO at Hilltop Companies, a leading supplier to the construction industry. Prior to Meridian, Mr. Baldasare spent over 10 years in public accounting at Arthur Andersen LLP. Mr. Baldasare has a Bachelor’s degree in Business Administration from the University of Cincinnati.

As noted earlier, in February, the Company also appointed Jerry Griffin as VP of Sales and Marketing.

Financial and Operational Highlights:

For the 9 months ended March 31, 2022, the Company recorded a net loss of $10.7 million, or $0.81 per share, compared with a net loss of $6.9 million, or $1.11 per share, for the nine months ended March 31, 2021.

Research and development and patents expenses increased by $2.2 million for the nine months ended March 31, 2022 compared to the nine months ended March 31, 2021. The increase in research and development and patents expenses was primarily due to increased activities related to the INM-755 clinical trial and the addition of $0.9 million in our BayMedica segment following the acquisition date.

The Company incurred general and administrative expenses of $5.1 million for the nine months ended March 31, 2022 compared with $2.9 million for the nine months ended March 31, 2021. The increase results primarily from the inclusion of BayMedica operating results following the acquisition date and combination of changes including legal fees and investor relation expenses, personnel expenses, substantially higher insurance fees resulting from our listing on the Nasdaq Capital Market. In addition, acquisition-related expenses, which were comprised of regulatory, financial advisory and legal fees, totaled $0.2 million for the nine months ended March 31, 2022 and were included in general and administrative expenses in our InMed segment.

At March 31, 2022, the Company’s cash, cash equivalents and short-term investments were $5.9 million, which compares to $7.4 million at June 30, 2021. The change in cash, cash equivalents and short-term investments during the nine months to March 31, 2022, was primarily the result of the July 2, 2021 private placement partially offset by cash outflows from operating activities.

At March 31, 2022, the Company’s total issued and outstanding shares were 14,283,848. During the three and nine months ending March 31, 2022, the weighted average number of common shares was 14,151,544 and 13,326,754, which is used for the calculation of loss per share for the respective interim periods.

BayMedica Revenue

Results subsequent the acquisition of BayMedica in October 2021, are net sales of $0.6 million for the six months ended March 31, 2022 for cannabinoid ingredient sales to wholesalers and product manufacturers in the health and wellness sector. As the nine months ended March 31, 2021 pre-dated the acquisition of BayMedica there are no comparable revenues in the 2021 period. Accordingly, we realized cost of goods sold of $0.3 million for the nine months ended March 31, 2022, with no comparable expenses in 2021, resulting in a gross profit of $0.3 million for the period.

Reported sales were impacted this quarter by a delay in the product launches of two new rare cannabinoids, CBDV and THCV. CBDV was launched subsequent to quarter end and the commercial launch of THCV is planned shortly. With the commercialization of these products and additional launches being planned, the Company anticipates revenue growth in the coming quarters.

Table 1: Condensed Consolidated Interim Balance Sheets (unaudited):

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS (unaudited)

As at March 31, 2022 and June 30, 2021

Expressed in U.S. Dollars

	March 31,	June 30,
	2022	2021

ASSETS	$	$
Current
Cash and cash equivalents	5,898,313	7,363,126
Short-term investments	46,098	46,462
Accounts receivable	70,554	11,919
Inventories	1,420,382	-
Prepaids and other assets	1,311,539	956,762
Total current assets	8,746,886	8,378,269

Non-Current
Property and equipment, net	1,002,846	326,595
Intangible assets, net	2,355,401	1,061,697
In-process research and development	1,249,000	-
Goodwill	2,023,039	-
Other assets	108,625	14,655
Total Assets	15,485,797	9,781,216

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	2,866,927	2,134,878
Short-term debt	29,312	-
Current portion of lease obligations	399,904	80,483
Deferred revenue	8,902	-
Acquisition consideration payable	800,457	-
Total current liabilities	4,105,502	2,215,361

Non-current
Lease obligations	493,562	189,288
Total Liabilities	4,599,064	2,404,649

Shareholders’ Equity
Common shares, no par value, unlimited authorized shares:
14,283,848 (June 30, 2021 - 8,050,707) issued and outstanding	69,825,331	60,587,417
Additional paid-in capital	26,515,397	21,513,051
Accumulated deficit	(85,582,564)	(74,852,470)
Accumulated other comprehensive income	128,569	128,569
Total Shareholders’ Equity	10,886,733	7,376,567
Total Liabilities and Shareholders’ Equity	15,485,797	9,781,216

Table 2: Condensed Consolidated Interim Statements of Operations and Comprehensive Loss (unaudited):

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (unaudited)

For the three and nine months ended March 31, 2022 and 2021

Expressed in U.S. Dollars

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2022	2021	2022	2021
	$	$	$	$

Sales	309,585	-	574,677	-
Cost of sales	127,308	-	280,845	-
Gross profit	182,277	-	293,832	-

Operating Expenses
Research and development and patents	1,753,545	1,772,593	5,781,867	3,621,697
General and administrative	1,915,017	1,333,725	5,124,670	2,918,067
Amortization and depreciation	53,340	27,421	131,669	92,218
Total operating expenses	3,721,902	3,133,739	11,038,206	6,631,982

Other Income (Expense)
Interest and other income	30,964	3,797	62,389	11,192
Finance expense	-	-	-	(360,350)
Unrealized gain on derivative warrants liability	-	-	-	242,628
Foreign exchange gain (loss)	32,996	28,467	(48,109)	(205,824)
Net loss for the period	(3,475,665)	(3,101,475)	(10,730,094)	(6,944,336)

Other Comprehensive Loss
Foreign currency translation gain	-	-	-	430,443
Total comprehensive loss for the period	(3,475,665)	(3,101,475)	(10,730,094)	(6,513,893)

Net loss per share for the period
Basic and diluted	(0.25)	(0.41)	(0.81)	(1.11)
Weighted average outstanding common shares
Basic and diluted	14,151,544	7,549,040	13,326,754	6,277,824

Table 3: Condensed Consolidated Interim Statements of Cash Flows (unaudited):

InMed Pharmaceuticals Inc.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS (unaudited)

For the nine months ended March 31, 2022 and 2021

Expressed in U.S. Dollars

	2022	2021

Cash provided by (used in):	$	$

Operating Activities
Net loss for the period	(10,730,094)	(6,944,336)
Items not requiring cash:
Amortization and depreciation	131,669	92,218
Share-based compensation	521,006	389,343
Amortization of right-of-use assets	226,061	88,620
Loss on disposal of assets	11,355	-
Interest income received on short-term investments	46	159
Unrealized gain on derivative warrants liability	-	(242,628)
Unrealized foreign exchange loss	312	(571)
Payments on lease obligations	(232,633)	(66,537)
Finance expense	-	360,350
Changes in non-cash working capital:
Inventories	(933,260)	-
Prepaids and other assets	(323,653)	(1,192,936)
Other non-current assets	6,580	(14,161)
Accounts receivable	(22,535)	(18,183)
Accounts payable and accrued liabilities	(195,125)	(235,892)
Deferred revenue	3,760	-
Total cash used in operating activities	(11,536,511)	(7,784,554)

Investing Activities
Cash acquired from acqusition of BayMedica	91,566	-
Purchase of property and equipment	(39,108)	-
Total cash provided by investing activities	52,458	-

Financing Activities
Shares issued for cash	12,000,001	12,472,500
Share issuance costs	(1,294,247)	(1,534,602)
Repayment of debt	(261,514)	-
Settlement of debt upon acquisition of subsidiary	(425,000)	-
Total cash provided by financing activities	10,019,240	10,937,898
Effects of foreign exchange on cash and cash equivalents	-	494,960
Increase (decrease) in cash during the period	(1,464,813)	3,648,304
Cash and cash equivalents beginning of the period	7,363,126	5,805,809
Cash and cash equivalents end of the period	5,898,313	9,454,113

About InMed: InMed Pharmaceuticals is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids. Together with its subsidiary BayMedica, LLC, the Company has unparalleled cannabinoid manufacturing capabilities to serve a spectrum of consumer markets, including pharmaceutical and health and wellness. InMed is also a clinical-stage company developing a pipeline of rare cannabinoid therapeutics and dedicated to delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Senior Director, Investor Relations

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: expanding rare cannabinoid portfolio; strengthening IP with publication of a patent application for novel cannabinoid analogs; commencing sales of the rare cannabinoids CBDV and CBT as raw ingredients for the health and wellness industry; commercial scale production of delta-9 dominant tetrahydrocannabivarin (“THCV”) in anticipation of commencing B2B sales; CBDV and THCV being highly anticipated; several additional high-value rare cannabinoids in various stages of development and commercial manufacturing scale-up; establishing a reliable supply of rare cannabinoids at commercial scale for manufacturers and consumer brands to deliver improved and differentiated products; evaluating potential partners and co-development collaborations for novel product development; supplying the rare cannabinoid THCV for incorporation into Trokie’s proprietary product formulation that will then be evaluated in Radicle Science’s “Radicle Energy” study on energy, focus/attention, appetite and weight/body mass index (“BMI”); enrollment and patient treatment of the Company’s Phase 2 clinical trial, 755-201-EB, of INM-755 (cannabinol) cream in the treatment of EB;  the 755-201-EB study including 13 sites across 8 countries with enrollment and patient treatment being completed during the calendar year 2022; the 755-201-EB study enrolling up to 20 patients to study the safety and preliminary efficacy of INM-755 (cannabinol) cream; having Company recently completed a pre-Investigational New Drug (“pIND”) application discussion with the U.S. Food and Drug Administration (“FDA”) regarding manufacturing, preclinical studies and early clinical development plans for INM-088, a cannabinol (“CBN”) formulation in development for glaucoma; gaining alignment with FDA on the design of the initial Phase 1-2 clinical trial to gather preliminary data on the safety and efficacy of INM-088 treatment; the FDA providing guidance for the development program based on a summary of the available preclinical data, clinical safety data for CBN from the INM-755 program, study designs for additional IND-enabling preclinical studies, and Chemistry Manufacturing and Controls (“CMC”) information; expecting to file regulatory applications in the first half of the calendar year 2023, to initiate a human clinical trial; the publication of a patent application in North America for several cannabinoid analogs covering broad claims directed to their molecular structure, uses and methods of manufacturing; technology that allows for the creation of libraries of new chemical entities (“NCEs”), which the Company will screen in several in vitro and in vivo models to select therapeutic candidates for advancement; the initiation of a research collaboration agreement with the Department of Biotechnological and Applied Clinical Sciences, University of L’Aquila (Italy) in the laboratory of Dr. Mauro Maccarrone to screen the Company’s novel cannabinoid analogs to investigate pharmacological properties and potential therapeutic uses; the Company anticipates revenue growth in the coming quarters with the commercialization of CBDV and THCV as well as additional planned launches; being a global leader in the research, development, manufacturing and development of rare cannabinoids; and delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.